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                                                                   EXHIBIT 24.1


            [LETTERHEAD OF DUNN CRESWELL SPARKS SMITH HORNE & DOWNING]


                          Independent Auditors' Consent


        The Board of Directors
        United Petroleum Corporation

        We consent to the reference to our firm under the caption "Experts"in the Form S-8 (identified below) of United Petroleum Corporation and Subsidiaries (UPET) and to the use in the Form S-8 of UPET of our report dated April 8, 1996, on the consolidated balance sheets of UPET as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended.

        The Form S-8 is for the purpose of amending the consultants' stock option plan.


        /s/ Dunn Creswell Sparks Smith Horne & Downing

        Certified Public Accountants


        August 22, 1996